UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020 (August 1, 2020)

NEWBRIDGE GLOBAL VENTURES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11730	84-1089377
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1 Hawthorne Street, Suite 24A

San Francisco, CA 94105

(Address of Principal Executive Offices)

415-577-1681

(Registrant’s Telephone Number, Including Area Code)

825 East 800 North

Orem, Utah 84097

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2020, NewBridge Global Ventures, a Delaware corporation (the “Company”) entered into an employment agreement (the “Dalton Employment Agreement”) with Lance Dalton (“Mr. Dalton”) where Mr. Dalton agreed to serve as the President (“President”) of the Company effective as of August 1, 2020 until July 31, 2021 unless terminated earlier. Pursuant to the Dalton Employment Agreement, Mr. Dalton shall receive $1.00 as his annual base salary and shall receive reimbursements for any business-related expenses.

On August 25, 2020, GoFund, LLC (“GoFund”) and the Company entered into a settlement and mutual release agreement (“GoFund Settlement”), pursuant to which the Company agreed to issue and GoFund agreed to accept, as a full payment of $1,435,000 owed by the Company to GoFund as of August 26, 2020, one (1) share of series A preferred stock (“Series A Preferred Stock”) with such rights and preferences as set forth in the certificate of designation as described below. Upon the Company’s issuance of one share of Series A Preferred Stock to GoFund, GoFund and the Company shall release and hold each other harmless for any claims or damages related to or arising out of this settlement agreement. Mr. Dalton was the managing member of GoFund at the time of the GoFund Settlement.

On August 31, 2020, the Company and Mr. Bourdon entered into a settlement and mutual release agreement (“Bourdon Settlement”), pursuant to which the Company agreed to issue and Mr. Bourdon agreed to accept, 5,000,000 shares of Common Stock as full payment for accrued but unpaid salary as of August 26, 2020 in the amount of $199,315 owed to Mr. Bourdon. Upon issuance of such 5,000,000 shares of Common Stock to Mr. Bourdon, Mr. Bourdon and the Company shall release and hold each other harmless for any claims or damages related to or arising out of this settlement agreement.

On August 1, 2020, the Company entered into an advisor agreement (the “Advisor Agreement”) with Christopher H. Bourdon (“Mr. Bourdon”) pursuant to which Mr. Bourdon agreed to act as an advisor to the President of the Company until terminated with five-day advance notice by either the Company or Mr. Bourdon. In accordance with the Advisor Agreement, Mr. Bourdon is entitled to receive 5,000,000 shares of the Company’s common stock (the “Common Stock”), which shall vest and be issued to him on a monthly basis over one year in equal amounts; provided that  all of the unvested award shares would vest upon the closing of the sale of the Company.

On September 28, 2020, the Company entered into an employment agreement (the “Farr Agreement”) with Everett Farr (“Mr. Farr”), the primary stockholder of AFAB, pursuant to which Mr. Farr agreed to act as the SVP Engineering of the Company effective as of August 1, 2020 until July 31, 2021 unless terminated earlier. Pursuant to the Farr Agreement, Mr. Farr shall receive $1.00 as his annual base salary and shall receive reimbursements for any business-related expenses. The Company deems the position of SVP Engineering to be an Executive Officer position.

On August 1, 2020, AFAB Industrial Service Inc. (“AFAB”), a Delaware corporation, and the Company entered into an asset purchase agreement (the “APA”), pursuant to which AFAB sold all of its right, title and interest in certain  assets (listed in the Disclosure Schedules attached in the APA) in consideration for one (1) share of the Company’s newly created Series A Preferred Stock and the Company’s assumption of certain liabilities and obligations as listed in the APA. Everett Farr is the president of AFAB.

On September 28, 2020, the Company and Mr. Magallanes entered into a settlement and mutual release agreement (“Magallanes Settlement”), effective as of August 31, 2020, pursuant to which the Company agreed to issue and Mr. Magallanes agreed to accept, 7,500,000 shares of Common Stock as full payment for accrued but unpaid salary as of August 31, 2020 in the amount of $80,000 owed to Mr. Magallanes. Upon issuance of such 7,500,000 shares of Common Stock to Mr. Magallanes, Mr. Magallanes and the Company shall release and hold each other harmless for any claims or damages related to or arising out of this settlement agreement.

On August 1, 2020, the Company entered into an employment agreement (the “Magallanes Employment Agreement”) with Jesse Magallanes (“Mr. Magallanes”), pursuant to which Mr. Magallanes agreed to serve as the Chief Operating Officer (“COO”) of the Company effective immediately until July 31, 2021 unless terminated earlier. In accordance with the Magallanes Employment Agreement, the Company agreed to pay Mr. Magallanes a monthly base salary of $10,000 from the earlier of: (i) the event of a Qualified Financing or (ii) the Board of

Directors determines that the Company is generating sufficient revenues to support the payment of the base salary, a determination which shall not be unreasonably withheld. . Pursuant to the Magallanes Employment Agreement, Mr. Magallanes will be entitled to a bonus of $25,000 upon the successful closing of a Qualified Financing, which refers to any  third party financing in the aggregate amount of no less than Two Million Five Hundred Thousand Dollars ($2.500.000). The Company deems Mr. Magallanes to be an Executive Officer. Mr. Magallanes is the step-son of Lance Dalton.

On August 31, 2020, the Company and Innovative Separations, LLC (“Innovative Separations”) entered into an assignment and assumption of membership interests (the “Membership Assignment Agreement”), pursuant to which Innovative Separations assigned and transferred its 50% of membership interest in Innovative Separations NB, LLC to the Company for consideration of 1,500,000 shares of the Company’s Common Stock.

On September 1, 2020, the Company entered into an employment agreement (the “Brown Employment Agreement”) with Brent Brown (“Mr. Brown”), pursuant to which Mr. Brown agreed to serve as the Controller of the Company effective immediately until August 30, 2021 unless terminated earlier. In accordance with the Brown Employment Agreement, the Company agreed to pay Mr. Brown a monthly base salary of $7,000 from the earlier of: (i) the event of the initial Qualified Financing or (ii) the Board of Directors determines that the Company is generating sufficient revenues to support the payment of the base salary, a determination which shall not be unreasonably withheld. In addition, the Brown Employment Agreement provides that Mr. Brown would be granted 1,000,000 shares of the Company’s Common Stock, 25% of which shall vest upon the closing of the initial financing and all of the unvested shares shall vest at the first anniversary of the Brown Employment Agreement. Pursuant to the Brown Employment Agreement, Mr. Brown will receive a bonus of $10,000 upon the successful closing of the initial Qualified Financing and also may be eligible for a bonus of a certain targeted amount based on achievement of certain bonus objectives specific to Mr. Brown’s role.

On September 1, 2020, Rob Summers (“Mr. Summers”) and the Company entered into an interim services agreement (the “Summers Agreement”), pursuant to which Mr. Summers agreed to provide accounting and financial reporting services to the Company in order to assist the Company to fulfill its reporting obligations under the U.S. securities laws. The Summers Agreement has the minimum term of one year and may be terminated with written notice by either party. In accordance with the Summers Agreement, the Company agreed to pay Mr. Summers a fee of 1,000,000 shares of the Company’s Common Stock for his services.  In addition, the Summers Agreement provides that the Company shall pay Mr. Summers a bonus of $50,000 upon the successful closing of the initial Qualified Financing.

The foregoing description of various agreements are not and do not purport to be complete, and is qualified in its entirety by reference to these agreements attached as Exhibits 10.1- 10.11 listed in the Exhibit Index. The foregoing description of the COD for Series A Preferred Stock is not purported to be complete and is qualified in its entirety by reference to the COD attached herein as Exhibit 3.1.

Item 3.02 Unregistered Sales of Equity Securities

The information furnished in Item 1.01 herein is hereby incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2020, the Board of Directors (the “Board”) of the Company appointed Mr. Dalton as the President and a member of the Board, effective immediately. Mr. Lance Dalton, 56, has served as a consultant and advisor to the Company and Board since June 2018. He has also served as a managing member of GoFund, a private equity and advisory firm he founded in March of 2018. Previously, Mr. Dalton served as a primary investor, advisor, and founder to a number of successful growth companies including, Freetrade by Ameritrade, Taser International and most recently ZAGG Inc. (NASDAQ symbol: “ZAGG”). Mr. Dalton holds a Bachelor of Arts degree from San Diego State University.

The Board appointed Mr. Jesse Magallanes as the COO of the Company. Mr. Jesse Magallanes, 36, served as a senior consultant at IBM Global Business Services from 2015 to 2019. Prior to that, Mr. Magallanes was an overhaul and repair supervisor and business coordinator at Precision Engine Controls from 2011 to 2013. Mr. Magallanes earned a Bachelor of Science degree from University of California, San Diego and an MBA from University of Southern California, Marshall School of Business.

The Board appointed Everett Farr as the SVP Engineering of the Company. Mr. Farr, 63, is a Pennsylvania-based entrepreneur. An engineer by trade, he is a manufacturer of chemicals, plastics, dietary supplements, pharmaceutical intermediaries, food, and machinery. Mr. Farr owns facilities in Oregon, Washington, Pennsylvania, and China. Everett’s facilities in Oregon grow, process, and test hemp for the production of CBD. Along with his activities with the Company, Mr. Farr is also the chief engineer at a joint venture entity with the Chinese government in Jilin Providence to grow and process CBD from industrial hemp. Mr. Farr earned his degrees in Engineering and Business from Drexel University.

On August 28, 2020, the Board approved and ratified the appointment of Robert Szwajkos as a member to the Board, effective as of February 28, 2020. Mr. Szwajkos, 72, is a partner with Curtin & Heefner LLP, Bucks County, Pennsylvania, in private practice, with an emphasis in commercial law, including creditors’ rights, bankruptcy, business transactions, real estate, and commercial litigation. He has represented major international companies before judicial tribunals throughout the United States, Australia, Canada, England, India, and Italy. He served as the Court Administrator of the U.S. Bankruptcy Court, Eastern District of Pennsylvania at the time of the adoption of the new Bankruptcy Code and has served on the Local Rules Committee for more than 40 years. Mr. Szwajkos has the highest Martindale Hubble Attorney Rating in ethics and competency only attained by 1% of all attorneys nationally. Robert Szwaikos is also appointed as the Corporate Secretary.

The information furnished in Item 1.01 herein is hereby incorporated by reference into this Item 5.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 17, 2020, the Company filed a certificate of designation (the “COD”) of Series A Preferred Stock with the Secretary of State of the State of Delaware, which sets forth, among other things, the designation, amounts, dividends, voting rights, liquidation preference, and conversion of the Series A Preferred Stock. The COD provides that there are two (2) shares of preferred stock designated as Series A Preferred Stock and the number of authorized Series A Preferred Stock shall not increase without the consent of the majority interest of outstanding Series A Preferred Stock. Each holder of Series A Preferred Stock shall be entitled to the votes equal to the number of votes equal to  the amount of shares of Common Stock its Series A Preferred Stock is convertible into. On the date when the Company’s authorized shares of Common Stock increases so that it is sufficient to issue shares of Common Stock upon conversion of the Series A preferred Stock, each share of outstanding Series A Preferred Stock shall automatically be converted into an amount of shares of Common Stock equal to 25% of the total outstanding shares of Common Stock as of the date of conversion.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits

The exhibits listed below are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
3.1	Certificate of Designation for Series A Preferred Stock filed on September 17, 2020
10.1	Dalton Employment Agreement between the Company and Mr. Dalton dated September 28, 2020
10.2	GoFund Settlement between the Company and GoFund, LLC dated August 25, 2020
10.3	Advisor Agreement between the Company and Mr. Bourdon dated August 1, 2020
10.4	Bourdon Settlement Agreement between the Company and Mr. Bourdon dated August 31, 2020
10.5	APA between AFAB Industrial Service Inc. and the Company dated as of August 1, 2020
10.6	Farr Agreement between the Company and Mr. Farr dated September 28, 2020
10.7	Magallanes Employment Agreement between the Company and Mr. Magallanes dated August 1, 2020
10.8	Magallanes Settlement between the Company and Mr. Magallanes dated August 1, 2020
10.9	Brown Employment Agreement between the Company and Mr. Brown dated September 1, 2020
10.10	Membership Assignment Agreement between the Company and Innovative Separations, LLC dated August 31, 2020
10.11	Summers Agreement between the Company and Mr. Summers dated September 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NewBridge Global Ventures, Inc. (Registrant)

Dated: September 30, 2020	By:	/s/ Lance Dalton
Name: Lance Dalton Title: President